UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

MICREL, INCORPORATED (Name of Registrant as Specified in its Charter)

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The following is a letter sent to the shareholders of Micrel, Incorporated by the President and Chief Executive Officer of Micrel, Incorporated on April 25, 2008:

April 25, 2008

To Our Shareholders of Record as of April 15, 2008:

As you may know, on March 24, 2008, the Board of Directors of Micrel, Incorporated, or the Company, adopted a limited duration Share Purchase Rights Plan, which we refer to as the Rights Plan. If you are a holder of record of our common stock as of April 15, 2008, you will receive a dividend of one preferred stock purchase right, or a Right, under the Rights Plan. The Rights Plan is designed to ensure that all of our shareholders receive fair and equal treatment in the event of any unsolicited takeover of the Company and to protect shareholders from abusive or coercive tactics employed to gain control of the Company without offering an adequate price to all shareholders. The Rights Plan is not intended to prevent a takeover, but rather to encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.

The Rights (defined below) will cause substantial dilution to a person or group that acquires 15% or more of our common stock (which includes for this purpose stock referenced in derivative transactions and securities), or any additional such securities in the case of a person or group that owned 15% or more of such securities as of the date of adoption of the Rights Plan (subject to certain exceptions, including certain persons who, in the determination of the Board of Directors, had done so inadvertently and certain exempt persons) on terms not approved by our Board of Directors. We refer to such a person or group as an Acquiring Person. The Rights should not interfere with any merger or other business combination approved by our Board of Directors before a person or group has become an Acquiring Person. The Rights Plan will not apply to Micrel and its officers and directors, Ray Zinn, Warren Muller, their affiliates and associates or any group of them.

Pursuant to the Rights Plan, our Board of Directors has declared a dividend of one Right to the holders of record of our common stock on April 15, 2008. The Right entitles the holder thereof to purchase one one-thousandth of a share of Series A Participating Preferred Stock of Micrel under the circumstances described in the Rights Plan. Initially, the Rights will not be exercisable and will not trade separately from the common stock. The Rights will become exercisable in connection with a person or group becoming an Acquiring Person, or ten business days after a person or group commences a tender or exchange offer, the consummation of which would result in them becoming an Acquiring Person.

Under certain circumstances in connection with the acquisition of Micrel by an Acquiring Person, the Rights give our shareholders other than the Acquiring Person the ability to purchase either our common stock or the acquirer’s stock at a 50% discount.

The dividend, liquidation and voting rights, and the non-redemption feature, of the preferred stock are designed so that the value of the fraction of a share of new preferred stock purchasable with each Right will approximate the value of one share of common stock. Until a Right becomes exercisable and is exercised, the holder will have no rights as a shareholder of Micrel beyond those it already has as an existing shareholder. The Rights Plan will expire one year after adoption.

These are some of the highlights of the Rights Plan. More information is in the attached summary of the Rights Plan, and we urge you to read it carefully. A copy of the Rights Plan was filed with the Securities and Exchange Commission on March 28, 2008, as Exhibit 4.1 to a Current Report on Form 8-K.

No action by shareholders is required or permitted at this time, and no money should be sent to Micrel. The Rights will automatically attach to the shares of common stock you hold and will trade with them. There is no need to send in your certificates to have this reference added.

We consider the Rights to be a valuable means of protecting your right to retain your equity investment in the Company and the full value of that investment, while not foreclosing a fair acquisition bid for the Company.

Our overriding objective is to continue building value for Micrel’s shareholders, and we feel that the Rights Plan will help enable all of our shareholders to realize the long-term value of their investment in the Company.

Sincerely,

/S/ RAYMOND D. ZINN
Raymond D. Zinn
President and Chief Executive Officer

As described in the Rights Agreement, Rights which are held by or have been held by an Acquiring Person or Associates or Affiliates thereof (as defined in the Rights Agreement) and certain transferees thereof shall become null and void and will no longer be transferable.

SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES

On March 24, 2008 the Board of Directors of Micrel, Incorporated (the “Company” or “Micrel”) declared a dividend of one preferred share purchase right (a “Right”) for each share of common stock, no par value (the “Common Shares”), of the Company outstanding at the close of business on April 15, 2008 (the “Record Date”). As long as the Rights are attached to the Common Shares, the Company will issue one Right (subject to adjustment) with each new Common Share so that all such shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock (the “Preferred Shares”) at a price of $36.00 per one one-thousandth of a Preferred Share, subject to adjustment (the “Purchase Price”). The description and terms of the Rights are set forth in a Rights Agreement, dated as of March 24, 2008, as the same may be amended from time to time (the “Agreement”), between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”).

Until the earlier to occur of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons (other than an Exempt Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% of the Common Shares (which includes for this purpose stock referenced in derivative transactions and securities) (an “Acquiring Person”), or any additional such securities in the case or a person or group that owned 15% or more of such securities as of the March 24, 2008 date of adoption of the Rights Plan, or (ii) ten (10) business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% of such securities, or any additional such securities in the case or a person or group that owned 15% or more of such securities as of the March 24, 2008 date of adoption of the Rights Plan (the earlier of (i) and (ii) being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate together with a copy of this Summary of Rights.

The Agreement provides that several individuals and entities are “Exempt Persons” whose holdings of Micrel’s Common Shares will not trigger the Rights, including the Company and any of its subsidiaries, each of Raymond D. Zinn, Warren S. Muller and their respective affiliates and associates, any person with whom either Raymond D. Zinn or Warren S. Muller or any of their respective affiliates or associates has an agreement, arrangement or understanding with regard to any securities of Micrel, and any director, officer or employee of the Company or any of its subsidiaries deemed to be part of any such group.

The Agreement provides that until the Distribution Date (or earlier redemption exchange, termination, or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the close of business on the Record Date upon transfer or new issuance of the Common Shares will contain a notation incorporating the Agreement by reference. Until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), the surrender for transfer of any certificates for Common Shares, with or without such notation or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on March 24, 2009, subject to the Company’s right to extend such date (the “Final Expiration Date”), unless earlier redeemed or exchanged by the Company or terminated.

Each Preferred Share purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend, if any, declared per Common Share. In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per Common Share. Each Preferred Share will have 1,000 votes and will vote together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. Preferred Shares will not be redeemable. These rights are protected by customary antidilution provisions. Because of the nature of the Preferred Share’s dividend, liquidation and voting rights, the value of one one-thousandth of a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares or convertible securities at less than the current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in Preferred Shares (which dividends will be subject to the adjustment described in clause (i) above)) or of subscription rights or warrants (other than those referred to above).

In the event that a Person becomes an Acquiring Person or if the Company were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the Common Shares were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the then current Purchase Price of the Right. In the event that, after a person has become an Acquiring Person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring Company which at the time of such transaction would have a market value of two times the then current Purchase Price of the Right.

At any time after a Person becomes an Acquiring Person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding Common Shares, the Board of Directors may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person which will have become void), in whole or in part, for Common Shares at an exchange rate per Right of the number of Common Shares having an aggregate value equal to the difference between the value of the Common Shares issuable upon the exercise of a Right and the Purchase Price of a Right (subject to adjustment).

No adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares or Common Shares will be issued (other than fractions of Preferred Shares which are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depository receipts), and in lieu thereof, a payment in cash will be made based on the market price of the Preferred Shares or Common Shares on the last trading date prior to the date of exercise.

The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”) by the Board of Directors at any time prior to the time that an Acquiring Person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company beyond those as an existing shareholder, including, without limitation, the right to vote or to receive dividends.

Any of the provisions of the Agreement may be amended by the Board of Directors of the Company for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, the Company may amend or supplement the Agreement in any manner that does not adversely affect the interests of the holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person). The Company may at any time prior to such time as any person becomes an Acquiring Person amend the Agreement to lower the thresholds described above to no less than the greater of (i) any percentage greater than the largest percentage of the outstanding Common Shares then known by the Company to be beneficially owned by any person or group of affiliated or associated persons (other than an Exempt Person) and (ii) 10%.

A copy of the Agreement has been filed with the Securities and Exchange Commission as Exhibit 4.1 to the Company’s Current Report on Form 8-K. A copy of the Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference.

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IMPORTANT INFORMATION / SOLICITATION PARTICIPANTS LEGEND

Micrel, Incorporated has filed a definitive proxy statement with the SEC in connection with the special meeting of shareholders and prior to the special meeting will mail the proxy statement to shareholders along with a WHITE proxy card. Micrel, Incorporated and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Micrel, Incorporated in connection with the special meeting. Information regarding the interests of these directors and executive officers in connection with the matters to be voted on at the special meeting is included in the definitive proxy statement filed by Micrel, Incorporated in connection with the special meeting. Micrel, Incorporated has filed and may file other solicitation materials. In addition, Micrel, Incorporated files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or from Micrel, Incorporated at www.micrel.com. In addition, information about the proxy solicitation or additional information about the special meeting of shareholders may be obtained by calling MacKenzie Partners, Inc. toll free at 1-800-322-2885 or e-mailing micrelproxy@mackenziepartners.com. You may also visit www.votemicrel.com for additional information. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AS IT CONTAINS IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.